Exhibit 99.1

PRESS RELEASE
CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

Court Seeks Public Disclosure of Odyssey’s Hypotheses

Regarding Shipwreck Cases

Tampa, FL – April 17, 2008—Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), the world leader in the field of deep-ocean shipwreck exploration, announced that today Magistrate Judge Mark A. Pizzo of the United States District Court for the Middle District of Florida denied Odyssey’s Motion for Protective Order in which Odyssey requested that the interrogatory responses filed under seal on April 14, 2008, remain confidential. In those interrogatories, Odyssey was asked to put forth its working hypothesis as to the identity of any vessels that may be related to the two sites that are the subjects of two arrests Odyssey has pending before the Court. Odyssey had been reluctant to disclose its working hypotheses because the company believes that there is insufficient evidence in either case to conclusively confirm the identity of any vessel that may be associated with the sites.

Odyssey had hoped to more fully explain its reasons for its confidentiality request but Odyssey’s motion to hold a hearing in camera rather than in open court was denied. As a result, with the Court’s order, and with Magistrate Pizzo’s specific caution about his expectations for justification for Protective Orders, the public will now be aware of speculation about possible identities of the sites in question.

A vessel named as possibly being related to the site which is the subject of case number 8:07-CV-00614-SDM-MAP is the Nuestra Señora de las Mercedes y las Animas (the “Mercedes”), a Spanish vessel that had been assigned to transport mail, private passengers and consignments of merchant goods and other cargoes at the time of its sinking in 1804. In its response to the Court’s interrogatory, Odyssey also indicated that it had information under review which may be inconsistent with the hypothesis that the wreck site is that of the Mercedes.

Odyssey named the Merchant Royall, a British merchant vessel lost in 1641, as a possible identity of the vessel related to case number 8:06-CV-01685-SDM-MAP. Odyssey again indicated that it had information under review in that case which could be inconsistent with that hypothesis.

“We are all on new ground here and managing the disclosure obligations of a public company against the release of information in an Admiralty case like this is a complicated balance,” commented Melinda MacConnel, Odyssey’s General Counsel. “Judge Pizzo had previously invited us to submit a proposed protective order, which we did. In response, he has now made it abundantly clear how he wants us to proceed with public disclosures, and we will obviously fully comply.”

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“As our Motion for Protective Order explained, we had hoped to maintain the confidentiality of information we consider to be speculative” said Greg Stemm, Odyssey’s Co-Founder and Chief Executive Officer. “Experience has shown us how difficult it is to prevent unwarranted speculation about the identity and potential value of our finds once the possible identity of a site is made public, but we also respect the need to make sufficient information public to satisfy the requirement to alert potential claimants.”

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently ended its successful seven month engagement at the Tampa Museum of Science and Industry and is currently on display at the Detroit Science Center. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776 ext. 2553.

® SS Republic is a registered trademark of Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.

www.shipwreck.net
P.O. Box 320057, Tampa, FL 33679-2057